As filed with the Securities and Exchange Commission on September 29, 2014

File No. 811-09869

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 20

FRANKLIN FLOATING RATE MASTER TRUST
(Exact Name of Registrant as Specified in Charter)

ONE FRANKLIN PARKWAY, SAN MATEO, CA 94403-1906
(Address of Principal Executive Offices) (Zip Code)

(650) 312-2000
Registrant's Telephone Number, Including Area Code

Craig S. Tyle, One Franklin Parkway
San Mateo, CA 94403-1906
(Name and Address of Agent for Service of Process)

Please send Copy of Communications to:
Bruce G. Leto, Esq.
Stradley, Ronon, Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19102

EXPLANATORY NOTE

This Amendment No. 20 (Amendment) to the Registration Statement of Franklin Floating Rate Master Trust (Registrant) on Form N-1A (File No. 811-09869) is being filed under the Investment Company Act of 1940, as amended (1940 Act), to amend and supplement Amendment No. 19 to the Registrant’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission (Commission) on November 27, 2013 under the 1940 Act (Accession No. 0001379491-13-001173) (Amendment No. 19), as pertaining to the Part A and Part B of the Franklin Floating Rate Master Series, series of the Registrant (the Fund).  The Part A and the Part B of the Fund, as filed in Amendment No. 19, are incorporated herein by reference.

The shares of the Fund are not registered under the Securities Act of 1933, as amended (1933 Act), because the Fund issues its shares only in private placement transactions that do not involve a public offering within the meaning of Section 4(2) of the 1933 Act. Shares of the Fund are sold only to “accredited investors,” as defined in Regulation D under the 1933 Act. This Amendment is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the 1933 Act.

The unaudited Financial Statements of the Registrant for the six-month period ended January 31, 2014 (as filed with the Commission on April 1, 2014 (Accession No. 0001109441-14-000005)) and the audited Financial Statements and the Report of Independent Auditors thereon of the Registrant for the fiscal year ended July 31, 2013 (as filed with the Commission on October 4, 2013 (Accession No. 0001109441-13-000018)) contained in the Annual Report of the Fund dated July 31, 2013, are incorporated herein by reference.

SUPPLEMENT DATED SEPTEMBER 30, 2014

TO THE PART A DATED DECEMBER 1, 2013

OF

FRANKLIN FLOATING RATE MASTER TRUST

(Franklin Floating Rate Master Series)

Part A is amended as follows:

I. "Item 10. Management, Organization, and Capital Structure – (a) Management – (2) Portfolio Manager" section is revised as follows:

(2) Portfolio Manager

The Fund is managed by a team of dedicated professionals focused on investments in senior secured corporate loans and corporate debt securities. The portfolio managers of the team are as follows:

Mark Boyadjian, CFA Senior Vice President of Advisers

Mr. Boyadjian has been a portfolio manager of the Fund since September 2014, providing research and advice on the purchases and sales of individual securities, and portfolio risk assessment. He joined Franklin Templeton in 1998.

Richard S. Hsu CFA Vice President of Advisers

Mr. Hsu has been a manager of the Fund since 2000, providing research and advice on the purchases and sales of individual securities, and portfolio risk assessment. He joined Franklin Templeton Investments in 1996.

Madeline Lam, Vice President of Advisers

Ms. Lam has been a manager of the Fund since 2004, providing research and advice on the purchases and sales of individual securities, and portfolio risk assessment. She joined Franklin Templeton Investments in 1998.

Justin Ma, CFA Portfolio Manager of Advisers

Mr. Ma has been a portfolio manager of the Fund since June 2013, providing research and advice on the purchases and sales of individual securities, and portfolio risk assessment. He joined Franklin Templeton Investments in 2006.

The portfolio managers of the Fund have equal authority over all aspects of the Fund's investment portfolio, including, but not limited to, purchases and sales of individual securities, portfolio risk assessment, and the management of daily cash balances in accordance with anticipated investment management requirements. The degree to which each portfolio manager may perform these functions, and the nature of these functions, may change from time to time.

Please keep this supplement with your prospectus for future reference.

SUPPLEMENT DATED SEPTEMBER 30, 2014

TO THE PART B DATED DECEMBER 1, 2013

OF

FRANKLIN FLOATING RATE MASTER TRUST

(Franklin Floating Rate Master Series)

Part B is amended as follows:

I.  The following is added to the “Glossary of Investments, Techniques, Strategies and Their Risks” section of  “Item 16:

Exchange-traded funds.  The Fund may invest in exchange-traded funds (ETFs). Most ETFs are regulated as registered investment companies under the 1940 Act. Many ETFs acquire and hold securities of all of the companies or other issuers, or a representative sampling of companies or other issuers that are components of a particular index. Such ETFs are intended to provide investment results that, before expenses, generally correspond to the price and yield performance of the corresponding market index, and the value of their shares should, under normal circumstances, closely track the value of the index’s underlying component securities. Because an ETF has operating expenses and transaction costs, while a market index does not, ETFs that track particular indices typically will be unable to match the performance of the index exactly. ETF shares may be purchased and sold in the secondary trading market on a securities exchange, in lots of any size, at any time during the trading day. More recently, actively managed ETFs have been created that are managed similarly to other investment companies.

The shares of an ETF may be assembled in a block (typically 50,000 shares) known as a creation unit and redeemed in kind for a portfolio of the underlying securities (based on the ETF’s net asset value) together with a cash payment generally equal to accumulated dividends as of the date of redemption. Conversely, a creation unit may be purchased from the ETF by depositing a specified portfolio of the ETF’s underlying securities, as well as a cash payment generally equal to accumulated dividends of the securities (net of expenses) up to the time of deposit.

ETF shares, as opposed to creation units, are generally purchased and sold by smaller investors in a secondary market on a securities exchange. ETF shares can be traded in lots of any size, at any time during the trading day. Although the Fund, like most other investors in ETFs, intends to purchase and sell ETF shares primarily in the secondary trading market, the Fund may redeem creation units for the underlying securities (and any applicable cash), and may assemble a portfolio of the underlying securities and use it (and any required cash) to purchase creation units, if the investment manager believes it is in the Fund’s best interest to do so.

An investment in an ETF is subject to all of the risks of investing in the securities held by the ETF and has similar risks as investing in a closed-end fund. In addition, because of the ability of large market participants to arbitrage price differences by purchasing or redeeming creation units, the difference between the market value and the net asset value of ETF shares should in most cases be small. An ETF may be terminated and need to liquidate its portfolio securities at a time when the prices for those securities are falling.

Please keep this supplement with your statement of additional information for future reference.

FRANKLIN FLOATING RATE MASTER TRUST

File Nos. 811-09869

PART C

OTHER INFORMATION

Item 28. Exhibits.

The following exhibits are incorporated by reference to the previously filed document indicated below, except as noted:

(a)	Agreement and Declaration of Trust

(i)

Second Amended and Restated Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware statutory trust, dated October 18, 2006

Filing: Amendment No. 7 to the Registration Statement of Form N-1A

File No. 811-09869

Filing Date: November 30, 2007

(ii)

Certificate of Amendment of Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware Statutory Trust, dated October 21, 2008

Filing: Amendment No. 8 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 26, 2008

(b)	By-Laws

(i)

Second Amended and Restated By-Laws of Franklin Floating Rate Master Trust, a Delaware Statutory Trust effective as of October 18, 2006

Filing: Amendment No. 7 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 30, 2007

(c)	Instruments Defining Rights of Security Holders

(i) Amended and Restated Agreement and Declaration of Trust

(a) Article III, Shares
(b) Article V, Shareholders' Voting Powers and Meetings
(c) Article VI, Net Asset Value; Distributions; Redemptions; Transfers
(d) Article VIII, Certain Transactions - Section 4
(e) Article X, Miscellaneous – Section 4

(ii) Amended and Restated By-Laws

(a) Article II – Meetings of Shareholders
(b) Article VI, Records and Reports – Section 1,2 and 3
(c) Article VII, General Matters: - Sections 3, 4, 6, 7
(d) Article VIII, Amendment – Section 1

(iii) Part B: Statement of Additional Information – Item 22

(d)	Investment Advisory Contracts

(i) Amended and Restated Investment Advisory Agreement between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Advisers, Inc. dated March 1, 2014

(e)	Underwriting Contracts

Not Applicable

(f)	Bonus or Profit Sharing Contracts

Not Applicable

(g)	Custodian Agreements

(i) Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996 Filing: Registration Statement on Form N-2 File No. 811-09869 Filing Date: March 24, 2000

(ii)

Amendment dated May 7, 1997 to Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Registration Statement on Form N-2

File No. 811-09869

Filing Date: March 24, 2000

(iii)

Amendment dated February 27, 1998 to Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Registration Statement on Form N-2

File No. 811-09869

Filing Date: March 24, 2000

(iv) Amendment dated October 15, 2013 to Exhibit A of the Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

(v)

Amendment dated May 16, 2001 to Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 3 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: November 29, 2001

(vi)

Amendment dated October 15, 2013 to Schedule 1 of the Amendment dated May 16, 2001, to Master Custody Agreement dated February 16, 1996 between Registrant and The Bank of New York Mellon

Filing: Amendment No. 19 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 27, 2013

(vii)

Amended and Restated Foreign Custody Manager Agreement dated May 16, 2001 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 3 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: November 29, 2001

(viii)

Amendment dated January 5, 2012 to Schedule 1 of the Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 14 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: March 16, 2012

(ix)

Amendment dated September 1, 2011 to Schedule 2 of the Foreign Custody Manager Agreement dated May 16, 2001 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 13 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 25, 2011

(x) Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon Filing: Registration Statement on Form N-2 File No. 811-09869 Filing Date: March 24, 2000

(xi) Amendment dated October 15, 2013 to Exhibit A of the Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

(h)	Other Material Contracts

(i)

Amended and Restated Fund Administrative Services dated February 28, 2012 between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Templeton Services, LLC

Filing: Amendment No. 16 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2012

(ii)

Amended and Restated Transfer Agent and Shareholder Services Agreement dated June 1, 2014 between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Templeton Investors Services, LLC

(i)	Legal Opinion

Not Applicable

(j)	Other Opinions

Not Applicable

(k)	Omitted Financial Statements

Not Applicable

(l)	Initial Capital Agreements

(i) Letter of Understanding dated March 24, 2000 from Franklin Resources, Inc. Filing: Amendment No. 1 to the Registration Statement on Form N-2 File No. 811-09869 Filing Date: May 15, 2000

(ii) Letter of Understanding dated March 24, 2000 from Templeton Investment Counsel, Inc. Filing: Amendment No. 1 to the Registration Statement on Form N-2 File No. 811-09869 Filing Date: May 15, 2000

(m)	Rule 12b-1 Plan

Not Applicable

(n)	Rule 18f-3 Plan

Not Applicable

(p)	Code of Ethics

(i) Code of Ethics dated May 1, 2013

(q)	Power of Attorney

(i) Power of Attorney dated June 13, 2013 Filing: Amendment No. 19 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: November 27, 2013

Item 29.  Persons Controlled by or Under Common Control with the Fund

None

Item 30.  Indemnification

The Amended and Restated Agreement and Declaration of Trust (the "Declaration") provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person's own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the Delaware Statutory Trust Act (the "Delaware Act"), these Agents (as defined in the Declaration) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party, or is threatened to be made a party to any Proceeding (as defined in the Declaration) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person's conduct was unlawful. There shall nonetheless be no indemnification for a person's own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a Trustee, officer or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Trust may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.  Business and Other Connections of the Investment Adviser

The officers and directors of Franklin Advisers, Inc., (Advisers), Registrant's investment manager, also serve as officers and/or directors/trustees for (1) Advisers' corporate parent, Franklin Resources, Inc., and/or (2) other investment companies in Franklin Templeton Investments. For additional information please see Part B and Schedules A and D of Form ADV of Advisers (SEC File 801-26292), incorporated herein by reference, which sets forth the officers and directors of Advisers and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Item 32.  Principal Underwriters

Not Applicable

Item 33.  Location of Accounts and Records

The accounts, books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 are kept by the Fund at One Franklin Parkway, San Mateo, CA  94403-1906 or its shareholder service agent, Franklin Templeton Investor Services LLC, at 3344 Quality Drive, Rancho Cordova, CA 95670-7313.

Item 34.  Management Services

There are no management-related service contracts not discussed in Part A or Part B.

Item 35.  Undertakings

Not Applicable

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, and the State of California, on the 26th day of September, 2014.

FRANKLIN FLOATING RATE MASTER TRUST

(Registrant)

By:  /s/KAREN L. SKIDMORE

Karen L. Skidmore

Vice President and Secretary

FRANKLIN FLOATING RATE MASTER TRUST

REGISTRATION STATEMENT

EXHIBITS INDEX

EXHIBIT NO.	DESCRIPTION	LOCATION

EX-99.(a)(i)	Second Amended and Restated Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware statutory trust, dated October 18, 2006	*

EX-99.(a)(ii)	Certificate of Amendment of Agreement and Declaration of Trust of Franklin Floating Rate Master Trust dated October 21, 2008	*

EX-99.(b)(i)	Second Amended and Restated By-Laws of Franklin Floating Rate Master Trust dated October 18, 2006	*

EX-99.(d)(i)	Amended and Restated Investment Advisory Agreement dated March 1, 2014 between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Advisers, Inc.	Attached

EX-99.(g)(i)	Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon	*

EX-99.(g)(ii)	Amendment dated May 7, 1997 to Master Custody Agreement between the Registrant and The Bank of New York Mellon	*

EX-99.(g)(iii)	Amendment dated February 27, 1998 to Master Custody Agreement between Registrant and The Bank of New York Mellon	*

EX-99.(g)(iv)	Amendment dated October 15, 2013 to Exhibit A of the Master Custody Agreement dated February 16, 1996	Attached

EX-99.(g)(v)	Amendment dated May 16, 2001 to Master Custody Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996	*

EX-99.(g)(vi)	Amendment dated October 15, 2013 to Schedule 1 of the Amendment dated May 16, 2001, to Master Custody Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996	*

EX-99.(g)(vii)	Amended and Restated Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon dated May 16, 2001	*

EX-99.(g)(viii)	Amendment dated January 15, 2012 to Schedule 1 of the Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon	*

EX-99.(g)(ix)	Amendment dated September 1, 2011 to Schedule 2 of the Foreign Custody Agreement between the Registrant and The Bank of New York Mellon	*

EX-99.(g)(x)	Terminal Link Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996	*

EX-99.(g)(xi)	Amendment dated October 15, 2013 to Exhibit A of the Terminal Link Agreement dated February 16, 1996 between Registrant and The Bank of New York Mellon	Attached

EX-99.(h)(i)	Amended and Restated Fund Administrative Services dated February 28, 2012 between the Registrant and Franklin Templeton Services, LLC	*

EX-99.(h)(ii)	Amended and Restated Transfer Agent and Shareholder Services Agreement dated June 1, 2014 between the Registrant and Franklin Templeton Investor Services, LLC	Attached

EX-99.(l)(i)	Letter of Understanding dated March 24, 2000 from Franklin Resources, Inc.	*

EX-99.(l)(ii)	Letter of Understanding dated March 24, 2000 from Templeton Investment Counsel, Inc.	*

EX-99.(p)(i)	Code of Ethics dated May 1, 2013	Attached

EX-99.(q)(i)	Power of Attorney dated June 13, 2013	*

*Incorporated by Reference